SUMMIT Louisiana Sale Release
November 16, 1999
SUMMIT LIFE CORPORATION

NEWS RELEASE
FOR ADDITIONAL INFORMATION CONTACT:

         James L. Smith                     Michael A. Branch
         Chairman, CEO                      The Investor Relations Company
         405-677-0781                       405-767-9185

FOR IMMEDIATE RELEASE - OKLAHOMA CITY - November 16, 1999

SUMMIT LIFE AGREES TO SELL LOUISIANA SUBSIDIARY

Highlights

o Summit agrees to sell Benefit Capital to First Alliance Insurance Company of Kentucky

o    Summit to aggressively pursue acquisition program

Oklahoma City, OK, Tuesday, November 16, 1999 - Oklahoma City-based Summit Life Corporation (OTC BB: SUMC) today announced it has agreed to sell its Louisiana subsidiary, Benefit Capital Life Insurance Company, to First Alliance Insurance Company, a Kentucky based life insurance company. The sale is pending the approval of the Louisiana Insurance Commission. The sale of Benefit Capital is the concluding phase in the subsidiary consolidation program begun by Summit Life Corporation in early 1999 and a crucial initial step in Summit's continuing industry "Roll-Up" program.

With this action, Summit Life Corporation will own and operate Great Midwest Life Insurance Company in Oklahoma and Texas. Great Midwest Life, the flagship company of Summit Life Corporation, now holds and operates all the assets and insurance policies of Summit Life and Annuity, an Oklahoma company, and Family Benefit Life, a Texas company. Both were subsidiaries of Summit Life Corporation.

"Operating one much larger company rather than four smaller companies should allow us to expedite our acquisition program far more aggressively. Completing this consolidation phase will eliminate several redundant expense areas and that is an exciting, important step toward profitability," said James L. Smith, Chairman and Chief Executive Officer of Summit.

Forward-looking statements in this release are made pursuant to the "Safe Harbor" provision of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that statements which are not historical facts, including statements about the company's confidence and strategies and its expectations about future acquisitions, new and existing insurance and annuity products, technologies and opportunities, market and insurance industry segment size and growth, demand and acceptance of new and existing insurance and annuity products are forward looking statements that involve risks and uncertainties. Investors should take in to account these risks before making a decision to invest.